EXHIBIT 21

SUBSIDIARIES OF ICONIX BRAND GROUP, INC.

Bright Star Footwear LLC
    a New Jersey limited liability company

Badgley Mischka Licensing LLC
    a Delaware limited liability company

IP Holdings and Management Corporation
    a Delaware corporation

IP Holdings, LLC
    a Delaware limited liability company

IP Management, LLC
    a Delaware limited liability company

Licensing Acquisition Corp.
    a Delaware corporation

Michael Caruso & Co., Inc.
    a California corporation

Naxford Trading S.A. (inactive)
    a Uruguay corporation

Ponca, Ltd. (inactive)
    a Hong Kong corporation

Showroom Holding Co., Inc.
    a New York corporation

Unzipped Apparel LLC
    a Delaware limited liability company

Yulong Company Limited (inactive)
    a British Virgin Islands corporation